Exhibit 99.1

ChemoCentryx Announces Changes to its Board of Directors

— David E. Wheadon, M.D., Elected to the Board as an Independent Director –

— Henry A. McKinnell, Jr., to Retire from Board —

SAN CARLOS, Calif., May 31, 2022 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced changes to the composition of its Board of Directors. David E. Wheadon, M.D., has been elected to the Board as an independent director, and Henry A. McKinnell, Jr., Ph.D., is retiring from the Board, effective May 26, 2022.

“Dr. David E. Wheadon adds strength and depth to our Board,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We look forward to benefitting from his extensive knowledge in science, clinical, and regulatory affairs as we seek to expand TAVNEOS’s commercial and clinical activities, advance our novel small molecule checkpoint inhibitor, CCX559, for the treatment of cancer, and bring additional pipeline assets to patients in need. We are also grateful to retiring Director Hank McKinnell for his tenure and contributions to the Board during an important time in the Company’s history.”

Dr. Wheadon retired from AstraZeneca PLC in 2019 as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance, a position he had held since 2014. Before joining AstraZeneca, Dr. Wheadon held a variety of leadership roles in the healthcare sector, including Executive Vice President, Research and Advocacy at the Juvenile Diabetes Research Foundation, Senior Vice President of Global Pharmaceutical Regulatory and Medical Sciences at Abbott Laboratories, and Senior Vice President of U.S. Regulatory Affairs at GlaxoSmithKline Laboratories. Dr. Wheadon has also served as Senior Vice President, Scientific and Regulatory Affairs at PhRMA, the Washington D.C.-based Pharmaceutical Industry Research and Manufacturers Association, during which time he interacted with the Food and Drug Administration (FDA), the Department of Health and Human Services (HHS), and the National Institutes of Health (NIH).

Dr. Wheadon holds a M.D. from Johns Hopkins University School of Medicine and an A.B. in Biology from Harvard University. He completed his postdoctoral training in Psychiatry at Tufts/New England Medical Center in Boston, Massachusetts. He currently serves on the boards of Karuna Therapeutics Inc., Sotera Health Company, and Vaxart, Inc.

“ChemoCentryx combines a passionate focus on unmet needs with proven expertise in drug discovery and development,” said Dr. Wheadon. “I look forward to working closely with my new colleagues in this rapidly growing organization to bring small molecule therapeutics to those who need it the most.”

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. In the United States, ChemoCentryx markets TAVNEOS® (avacopan), the first approved orally administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe hidradenitis suppurativa (HS) and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information about the Company visit www.chemocentryx.com.

TAVNEOS® is a registered trademark of ChemoCentryx, Inc. For more information, please see the Full Prescribing Information and Medication Guide, available at TAVNEOS.com.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether the Company’s drug candidates, including CCX559, will be shown to be safe and effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Investors:

Bill Slattery, Jr.

Vice President, Investor Relations

& Corporate Communications

650.210.2970

bslattery@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com